Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dreyfus Premier Core Equity Fund of The Dreyfus/Laurel Funds, Inc.

We consent to use of our reports dated October 20, 2005 and incorporated by reference herein and to the reference to our firm under the headings “Financial Highlights” in the prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the statement of additional information.

/s/KPMG LLP
KPMG LLP
New York, New York
December 23, 2005